Exhibit 5.1

1555 Palm Beach Lakes Boulevard, Suite 310 West Palm Beach, FL 33401-2327 Tel: (561) 689-4441 Fax: (561) 659-0701 www.harriscramer.com Michael D. Harris, Esq. mharris@harriscramer.com

August 24, 2009

interCLICK, Inc.
257 Park Avenue South, Suite 602
New York, NY 10010
Attention: Mr. Michael Mathews, Chief Executive Officer

Re:           interCLICK, Inc.

Dear Mr. Mathews:

You have advised us that interCLICK, Inc. (the “Company”) is filing with the United States Securities and Exchange Commission a Registration Statement on Form S-1 with respect to:

•	8,300,000 shares of common stock, $0.001 par value, which are currently outstanding, and
•	600,000 shares of common stock, $0.001 par value, underlying outstanding warrants.

All of these shares of common stock will be offered for sale by the appropriate security holders (the “Selling Shareholders”).

In connection with the filing of this Registration Statement, you have requested that we furnish you with our opinion as to the legality of (i) such of the Company’s shares of common stock as are presently outstanding and (ii) such shares as shall be offered by the Selling Shareholders pursuant to the Prospectus which is part of the Registration Statement.

You have advised us that as of August 24, 2009, the Company’s authorized capital consists of:

•	140,000,000 shares of common stock, $0.001 par value per share, of which 41,335,387 shares are issued and outstanding, and
•	10,000,000 shares of preferred stock, $0.001 par value, of which no shares are issued and outstanding.

Mr. Michael Mathews, Chief Executive Officer
interCLICK, Inc.
August 24, 2009

After having examined the Company’s Certificate of Incorporation, as amended, Bylaws, minutes, the financial statements contained in the Prospectus and relying upon information supplied by the Company, we are of the opinion that the 8,300,000 shares of common stock currently outstanding and the 600,000 shares of common stock issuable upon exercise of the warrants will be, when offered and sold and valid consideration for the exercise of the warrants has been received, fully paid and non-assessable, duly authorized and validly issued.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules or regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Harris Cramer LLP

Harris Cramer LLP